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                                                                   EXHIBIT 12(b)

                                    CNF INC.
              COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                          THREE MONTHS
                                                          ENDED MARCH 31,                  YEAR ENDED DECEMBER 31,
                                                         ----------------  ---------------------------------------------------------
(DOLLARS IN THOUSANDS)                                     2004    2003      2003       2002        2001         2000        1999
----------------------                                   -------  -------  --------   ---------   ---------   ---------   ----------
Combined Fixed Charges and Preferred Stock Dividends:
    Interest expense                                     $ 9,040  $ 9,272  $ 30,071   $ 23,558    $  27,992   $  29,972   $ 25,972
    Capitalized interest                                      --       46       241        455          864       4,636      5,864
    Amortization of debt expense                             334      331     1,354      1,321        1,064       1,044        908
    Dividend requirement on Series B Preferred
      Stock (1)                                            2,469    2,534    10,072     10,331       10,606      10,808     10,992
    Dividend requirement on preferred securities of
      subsidiary trust                                        --       --     6,250      6,250        6,250       6,250      6,250
  Interest component of rental expense (2)                 6,486    7,383    17,138     19,564       25,033      38,161     41,363
                                                         -------  -------  --------   --------    ---------   ---------   --------
Fixed Charges                                            $18,329  $19,566  $ 65,126   $ 61,479    $  71,809   $  90,871   $ 91,349
                                                         =======  =======  ========   ========    =========   =========   ========
Earnings (Loss):
  Income (Loss) from continuing operations before taxes
    (3)                                                  $43,326  $29,435  $156,016   $146,244    $(695,933)  $ 261,196   $332,260
  (Income) Loss from equity-method investment             (2,392)  (2,976)  (20,718)   (18,188)       9,415         560         --
                                                         -------  -------  --------   ---------   ---------   ---------   --------
                                                          40,934   26,459   135,298    128,056     (686,518)    261,756    332,260
  Fixed charges                                           18,329   19,566    65,126     61,479       71,809      90,871     91,349
    Capitalized interest                                      --      (46)     (241)      (455)        (864)     (4,636)    (5,864)
    Preferred dividend requirements (4)                   (2,469)  (2,534)  (10,072)   (10,331)     (10,606)    (10,808)   (10,992)
                                                         -------  -------  --------   --------    ---------   ---------   --------
                                                         $56,794  $43,445  $190,111   $178,749    $(626,179)  $ 337,183   $406,753
                                                         =======  =======  ========   ========    =========   =========   ========
  Ratio                                                     3.1x     2.2x       2.9x       2.9x        (8.7)x       3.7x       4.5x
Deficiency in the coverage of fixed charges by earnings
  (loss) before fixed charges                                 --       --        --         --     (697,988)         --         --
                                                         =======  =======  ========   ========    =========   =========   ========

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(1)   Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the CNF's Thrift and Stock Plan.

(2)   Estimate of the interest portion of lease payments.

(3) For the year ended December 31, 2001, results included a $652.2 million loss from restructuring charges at Forwarding and Menlo Worldwide Logistics' $47.5 million loss from the business failure of a customer.

(4) Preferred stock dividend requirements included in Combined Fixed Charges but not deducted in the determination of Income (Loss) from Continuing Operations Before Income Taxes.